Exhibit 10.5

TECO ENERGY, INC.

AGREEMENT FOR CONSULTING SERVICES

THIS CONSULTING AGREEMENT (the “Consulting Agreement”), made and entered into this 11th day of June, 2007 by and between TECO ENERGY, INC., a Florida corporation, which has its business address at 702 North Franklin Street, Tampa, Florida 33602, hereinafter referred to as “Company”, and Sheila M. McDevitt, P.L. hereinafter referred to as “Consultant”, whose address is 16750 Gulf Boulevard, #215, N. Redington Beach, Florida 33708.

WITNESSETH: THAT

WHEREAS, the Company and the Consultant’s principal have entered into a Voluntary Retirement Agreement and General Release dated as of June 11, 2007 (the “Agreement”) and has retired from her position as Senior Vice President – General Counsel and Chief Legal Officer effective July 1, 2007.

WHEREAS, the Company proposes to contract for the Consultant’s services as described and on an “as required” basis beyond the services subject to the Retainer Amount to be directed and administered by the Chief Executive Officer, his successor and/or his designee, hereinafter referred to collectively as “Company Representative.”

WHEREAS, the Company desires to engage the Consultant to perform certain professional services in accordance with this Consulting Agreement.

WHEREAS, the Consultant desires to provide such professional services in accordance with this Consulting Agreement.

NOW, THEREFORE, the valuable considerations and the mutual benefits which will accrue to the parties, the parties agree as follows:

1. PURPOSE. The purpose of this Consulting Agreement is to set forth the obligations, responsibilities, terms and conditions applicable to the parties in the event the Consultant performs Services and other work for the Company. This Consulting Agreement does not authorize the Consultant to provide any services or perform any other work (collectively “Services”) for the Company, but the terms and conditions of this Consulting Agreement shall be applicable to any services performed hereunder by the Consultant when requested by the Company Representative.

2. SERVICES.

(a) The Consultant shall perform all of the Services for the Company which is assigned orally or in writing by the Company Representative; provided that it shall work a minimum of 60 hours per month. Said Services shall be generally related to Consultant’s background and experience and will include, among other things, the completion of certain legal matters currently under her control and identified prior to her retirement from the Company, assist in transition matters related to the new general counsel, continue certain oversight and development of corporate communications, transition matters associated with compliance and corporate secretary and such other legal, strategic or other matters that may be assigned from time to time. During the term of this

Consulting Agreement the Consultant shall not be authorized to act as an agent for the Company and shall not have the authority to bind the Company unless such authority is specifically given to the Consultant in connection with the responsibilities assigned to her pursuant to this Consulting Agreement.

(b) During the term of this Consulting Agreement, the Consultant agrees to make herself available to perform the Services requested by the Company. Further, Consultant agrees to conduct herself in a manner consistent with Company policy and to refrain from engaging in any conduct which holds the Company up to ridicule in the community or which jeopardizes or adversely affects the business or reputation of the Company.

3. TERM. This Consulting Agreement shall commence on July 1, 2007, and remain in full force and effect for a period of six (6) months and shall expire automatically at the end of the business day on December 31, 2007. The Agreement may be extended upon mutual written agreement through a simple letter agreement changing the term and any other items that differ from the terms hereof.

4. RETAINER AND FEES.

(a) The Company shall pay the Consultant as a retainer the amount of $12,500.00 per month (“Retainer Amount”) and direct out-of-pocket expenses which are reasonable and necessary for the performance of the Services authorized herein and supported by the appropriate documentation. This Retainer Amount shall cover all routine matters, administrative and oversight work related to and the performance of the assigned Services under this Consulting Agreement not to exceed sixty (60) hours per month.

(b) The Company shall pay the Consultant at the rate of $175.00 per hour for all Services performed in excess of 60 hours per month.

(c) The Company shall not provide Consultant any pension, insurance, workers’ compensation insurance, medical coverage or similar benefits in connection with Services performed hereunder, nor shall it be responsible for the payment of any taxes on behalf of the Consultant as more fully described in Section 8. hereof. Consultant shall provide the Company with its tax identification number which shall be included on each invoice.

5. INVOICING AND PAYMENTS. Invoices and payments shall be made as follows:

(a) The Consultant shall invoice the Company by the fifteenth (15th) day following each month for the retainer amount, including the Services performed for the Retainer Amount and for any Services in excess of the 60 hours per month at the hourly rate set out in Section 4 above. Each invoice shall include all hours actually worked during the previous month in the manner described in Paragraph 5.(b) hereof. Said invoices shall also include out-of-pocket expenses as provided in Section 4 above.

(b) All invoices for payment under this Consulting Agreement shall be in accordance with all provisions stated herein. The Consultant shall itemize the billing, indicating the nature of the Services performed, the number of hours worked, and the applicable monthly rate or hourly rate.

6. CONFIDENTIALITY AND CONFLICT OF INTEREST

(a) The Consultant recognizes and acknowledges that during the course of its consulting engagement with the Company covered by this Consulting Agreement, it has been exposed to, has had access to, and has had disclosed to him information and material developed specifically by and for the benefit of the Company and sensitive and/or proprietary information, operations procedures and information, financial, rate design, rate base and rate making information and procedures and specific Company procedures related thereto, business and strategic plans, existing or potential commercial or other business arrangements, and to other matters, including without limitation, trade secrets, trademarks, service marks, trademarked and copyrighted material, patents, patents pending, financial and data processing information, data bases, interfaces, and/or source codes, Company procedures, specifications, commercial information, technological improvements or other Company or Customer records as described in Tampa Electric Company Administrative Policies I.8.7 and 1.12, including any information or material, belonging to others which has been provided to the Company on a confidential basis, all of which are hereinafter referred to as “Confidential Information.”

(b) The Consultant agrees to maintain, in strict confidence, the Confidential Information and agrees not to disclose to any third party or to use same to benefit herself or any third party (other than Consultant’s financial and legal advisors) the Confidential Information or the fact of, the terms of or the amount of the consideration paid as part of this Consulting Agreement. The Consultant shall be prohibited from using, duplicating, reproducing, copying, distributing, disclosing such Confidential Information regardless of form or purpose, including without limitation, verbal disclosure, data, documents, electronic media or any other media form. Any other information of a confidential or sensitive nature acquired by the Consultant during the course of her employment and not defined herein as Confidential Information shall not be disclosed by the Consultant or used for the benefit of the Consultant or others for a period of five (5) years from the date of this Consulting Agreement. Consultant agrees to continue to abide by the non-disclosure and non-use obligations relating to Company records, information and property contained in the Company’s Standards of Integrity.

(c) The restrictions on the Consultant’s disclosure of Confidential Information set out herein do not apply to such information which (i) is now, or which hereafter, through no act or failure to act on the part of the Consultant, becomes generally known or available to the public; or (ii) is required to be disclosed by a court of competent jurisdiction or by an administrative or quasi-judicial body having jurisdiction over the subject matter after the Consultant has given the Company reasonable prior notice of such disclosure requirement.

(d) For the purpose of this Section the term “Company” shall mean TECO Energy, Inc., Tampa Electric Company, and their respective subsidiaries and affiliates.

(e) Consultant represents that there is no actual or potential conflict of interest to her best information and belief between the Company and the Consultant, Consultant’s family, business or financial interest as defined in the Standards of Integrity.

(1) In the event of any change in the Consultant’s status with respect to conflicts of interest, any actual or potential conflicts shall be reported to the Company as soon as Consultant becomes aware of them in the manner required by the Standards of Integrity.

(2) Consultant shall not employ for compensation any employee of the Company to perform any part of this Consulting Agreement.

(3) Consultant agrees that during the term of this Consulting Agreement it shall not perform any Services for any person, firm or corporation having a claim against the Company.

7. REMEDY AT LAW INSUFFICIENT. Consultant acknowledges that damages at law will be an insufficient remedy if Consultant violates the terms of this Agreement, and that the Company would suffer a decrease in value and irreparable damage as a result of such violation. Accordingly, on a violation of any of the covenants set forth herein, particularly those contained in Sections 2. and 6., the Company, without excluding or limiting any other available remedy, shall be entitled to the following remedies:

(1) Upon posting a reasonable bond and filing with a court of competent jurisdiction an appropriate pleading and affidavit specifying each obligation breached by Consultant, automatic entry by a court in accordance with Florida Statute §542.335(1)(j) having jurisdiction of an order granting an injunction or specific performance compelling Consultant to comply with that obligation, without proof of monetary damage or an inadequate remedy at law; and

(2) Reimbursement of all costs and expenses incurred by the Company in enforcing those obligations or otherwise defending or prosecuting any litigation arising out of Consultant’s obligations, including premiums for bonds, fees for experts and investigators, and legal fees, cost, and expenses incurred before a lawsuit is filed and in trial, appellate, bankruptcy and judgment-execution proceedings.

The foregoing remedies are cumulative to all other remedies afforded by law or in equity, and the Company may exercise any such remedy concurrently, independently or successively. If for any reason a court of competent jurisdiction determines that the Company is not entitled to an injunction based on a breach of a material obligation under this Agreement as described above, Consultant shall pay to the Company as liquidated damages, on demand in immediately available legal tender of the United States of America, a sum equal to all profits, remuneration, or other consideration Consultant gains from all activities in breach or contravention of any of Consultant’s obligations.

8. INDEPENDENT CONTRACTOR. It is mutually understood and agreed between the parties that the Consultant in performing the Services under the provisions of this Consulting Agreement shall act as an independent contractor and not as a subcontractor, agent or employee of the Company maintaining complete control and responsibility for her own employees and operations and those of her subcontractors, if any. The means and methods employed for performing any of the Services under this Consulting Agreement shall be at the option of the Consultant subject to the provisions of this Consulting Agreement. The Company shall have no liability for and the Consultant agrees that it is responsible for the payment of all required Federal taxes pursuant to the Federal Insurance Contributions Act (including self-employment taxes), the Social Security Act, the Federal Unemployment Tax Act, and all income tax withholding and shall obtain and maintain a tax identification number. Further the parties agree that the Company shall not provide any employee benefits pursuant to any federal or state law or regulation. Consultant agrees to indemnify and hold the Company harmless of and from any claims of the Consultant or third party, including governmental taxing authorities, for taxes, FICA, self-employment taxes, or employee benefit of any kind.

9. INDEMNIFICATION. The parties acknowledge that the Consultant will not carry professional liability insurance in the event of claims by third parties or by the Company for acts or omissions in her performance of the Services hereunder. Accordingly, the Company agrees to indemnify the Consultant as Consultant would otherwise have been indemnified in the performance of similar services as an Officer or employee of the Company as set for below.

For specific valuable consideration and other benefits accruing to the Company, which are separate and apart from any and all other consideration for Consultant to enter into this Consulting Agreement and which have been received by the Company and acknowledged to be sufficient, the Company expressly agrees to indemnify, defend and hold harmless Consultant of and from any and all claims, demands, losses, damages, charges, expenses (including attorneys’ fees and costs), judgments, fines, penalties or other similar losses by the Consultant (collectively “Claims”) and upon notice to the Company, to undertake at its expense the defense of any Claims that arise or are alleged to have arisen out of, in connection with, or by reason of Consultant’s acts or omissions in the performance of the Services provided under this Consulting Agreement and freely covenants not to sue Consultant for Consultant’s acts or omissions arising out of or relating to the Services provided hereunder. The Company’s obligations hereunder shall not extend to cover Consultant’s willful or reckless acts or for unauthorized Services beyond the scope of this Consulting Agreement. Company’s foregoing obligation to Consultant includes the obligation to undertake, at its own expense, the defense of any claim or action described in this section. Company as used in this section shall include TECO Energy, its subsidiaries, directors, officers, employees, agents, servants, customers, and successors. The term “Consultant” shall mean Sheila M. McDevitt, L.L.C. its principals, personal representatives, executors, estates, heirs, successors and assigns.

10. DISPUTE RESOLUTION. The parties recognize and agree that resolving controversies through litigation in the federal and state courts of the United Stated is costly, time consuming and a burden to their resources. Therefore, in an effort to eliminate the need for litigation and reduce the costs of resolving any controversy which may arise between the parties under this Consulting Agreement, the parties agree to use any reasonable and recognized form of alternative dispute resolution to which they may mutually agree. However, as a condition precedent to entering into such form of dispute resolution, the Consultant and the Company Representative shall enter into good faith discussions designed to reach a resolution of any dispute hereunder, which resolution shall be memorialized in writing. The requirements of this paragraph are conditions precedent to either party bringing suit in any court of competent jurisdiction.

11. ASSIGNMENT. Except for assignment to the Consultant’s wholly-owned consulting company, if any, the Consultant agrees that it will not sell, assign, transfer or sublet this contract or any part thereof or interest therein, either by power of attorney or otherwise, without the prior written consent of the Company, and that any such sale, assignment, transfer or subletting, without such consent of the Company shall be null and void. In the event of the authorized assignment to Consultant’s consulting company, the Consultant shall provide the Company prior written notice and shall remain obligated individually for the obligations hereunder. Any subcontracts entered into by the Consultant shall be submitted to the Company for its prior approval and the Company shall have the right to reject any subcontractor whom it considers incompetent or unable to satisfactorily perform the portion of the Services involved.

12. ALTERATIONS AND AMENDMENTS. No alteration or amendment of this Consulting Agreement shall be valid unless the same is made in accordance with the provisions of this Consulting Agreement and by an instrument in writing signed by the Company and by the Consultant; and in case of any such alteration or amendment, so much of this Consulting Agreement as is not necessarily thereby changed shall remain in force; and no act or conduct of either party shall be held to operate as a waiver of any provision or provisions of this Consulting Agreement unless in the form of a writing signed by the party against which it is asserted.

13. WORK PRODUCT. All documents, information, data, analyses, or any other materials prepared by or used by the Consultant arising out of the performance of the Services under this Consulting Agreement, shall be owned by Company as and when produced, and the Consultant shall not be entitled to use such work product for any other purpose without the express written consent of the Company.

14. AUDIT. During the period of this Consulting Agreement, the Consultant shall maintain a set of accounts and records and any other evidence which shows and supports all direct reimbursable costs incurred or anticipated, and any applicable credit. The system of accounts to be used by the Consultant shall be acceptable to and subject to approval of the Company and shall be in accordance with generally accepted accounting principles. The Consultant shall preserve these records for a period of three (3) years after performance of the Consulting Agreement. The Consultant shall maintain all records of any type pertaining to this Consulting Agreement and each Company purchase order and attachments thereto for a period of five (5) years after final acceptance of the Services performed under this Consulting Agreement.

All books of accounts, records, documents, correspondence, and any other evidence pertaining to the direct charges of this Consulting Agreement shall be subject to inspection, copying and audit at all reasonable times by the Company or its authorized representatives.

15. TERMINATION WITHOUT CAUSE.

(a) Either party shall have the right to terminate this Consulting Agreement without cause upon thirty (30) days prior written notice to the other party.

(b) In the event that this Consulting Agreement is terminated by the Company as aforesaid, Consultant shall be paid the value of any remaining unpaid Retainer Amounts due and for any additional hours worked up to the date of such termination.

(c) In the event that this Consulting Agreement is terminated by the Consultant as aforesaid, Consultant shall be paid only for the Services satisfactorily performed through the date of termination at the rates set forth in Section 4.(a) and 4.(b) hereof.

16. TERMINATION WITH CAUSE.

(a) The Company or Consultant shall have the right to terminate this Consulting Agreement for Cause upon five (5) days written notice to the other party of its intent to terminate this Consulting Agreement. For the purposes of this Consulting Agreement, “Cause” shall include any breach of a material provision of this Consulting Agreement or the Agreement.

(b) In the event that the Company terminates the Consulting Agreement for Cause, the Consultant shall be entitled to be paid for the Services satisfactorily performed through the date of termination at the rate set forth in Section 4.(a) hereof.

17. JURISDICTION AND VENUE. This Consulting Agreement memorializing the total agreements of the parties hereto, and all respective rights and obligations of the parties thereto, shall be governed by the laws of the State of Florida. Any litigation arising hereunder or related hereto shall be tried by the state courts of Hillsborough County, Florida.

18. CONSCIENCE OF AGREEMENT. This Consulting Agreement and the Agreement represent the entire agreement and understanding between the parties and supersedes all prior representations or agreement whether written or oral, with respect to Services hereunder.

19. ATTORNEY’S FEES. In the event that either party hereto is required to institute litigation or some other form of alternative dispute resolution in order to enforce the terms of this Consulting Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs from the other party.

20. SURVIVAL. Neither completion of payments hereunder nor termination of this Consulting Agreement shall be deemed to relieve the Consultant of any rights or obligations hereunder which by their very nature survive this Consulting Agreement, including without limitation, Sections 5., 6., 7., 8., 9., 10., 11., 12., 13., 14., 15., 16., 17., 18., and 19. hereof.

21. EFFECTIVE DATE. This Consulting Agreement shall be effective as of July 1, 2007.

IN WITNESS WHEREOF, TECO ENERGY, INC. and Sheila M. McDevitt, L.L.C. have caused this instrument to be executed in Tampa, Florida as of the date first written above.

This Agreement supersedes and replaces any previous version of this agreement or any agreement between the parties concerning the Services.

TECO ENERGY, INC.,
A FLORIDA CORPORATION

BY:	/s/ Sherrill W. Hudson
Sherrill W. Hudson
Chairman and Chief Executive Officer

Sheila M. McDevitt, P.L.
A Florida limited liability company

BY:	/s/ Sheila M. McDevitt
Sheila M. McDevitt
As its:	Managing Memer

DATE SIGNED: June 11, 2007